Exhibit 99.1

XPLORE TECHNOLOGIES

For Immediate Release

TSX-XPL

Press Release

Xplore Reports Q1’08 Results

Austin, Texas — August 9, 2007- Xplore Technologies Corp. (TSX: XPL) (“Xplore” or the “Company”), a leading rugged mobile computer provider, reported today revenue of $7,722,000 for the three months ended June 30, 2007. The revenue for the first quarter ended June 30, 2006 was $9,179,000. The revenue decrease was primarily due to a reduction in the number of larger unit orders in the three months ended June 30, 2007 as compared to the three months ended June 30, 2006.  In the three months ended June 30, 2006, there were two orders with sales values exceeding $700,000, one in Canada and one in France as compared to only one order of similar value from Australia for the three months ended June 30, 2007.

Gross profit for the three months ended June 30, 2007 was $2,305,000 or approximately 30% of revenue as compared to $2,508,000 or approximately 27% of revenue for the three months ended June 30, 2006.  The improvement in the gross profit percentage for the three months ended June 30, 2007 was attributable to cost reduction initiatives principally related to component pricing and freight.

Total operating expenses for the three months ended June 30, 2007 were $3,407,000 as compared to $2,974,000 for the three months ended June 30, 2006. The increase was principally due to the non-recurring costs associated with our corporate migration to the United States of $345,000 and an increase in engineering development costs of $198,000 related to the development of future products, including a rugged notebook.

For the three months ended June 30, 2007 and 2006, the net loss was $1,107,000 ($0.02 cents per share) and $2,641,000 ($0.04 cents per share), respectively.

The financial data is presented in accordance with U.S. GAAP.  The historical financial statements attached to this press release have been restated.

About Xplore Technologies®

Xplore Technologies Corp, founded in 1996, is a leader in the rugged PC industry. Xplore, whose common shares are listed for trading on the Toronto Stock Exchange under the symbol TSX: XPL, has offices in Austin Texas and Helsinki Finland.  Its rugged iX104™ family of hardware solutions incorporate award winning technology, and are designed based on years of customer design input. Xplore’s diverse customer base comes from the public safety, retail and wholesale warehousing, utility, military, field service and transportation industries.  Xplore hardware solutions are available from Xplore or one of its authorized channel partners, for more information, visit www.xploretech.com.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1100

Email: b.jedynak-janispr@worldnet.att.net

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

Xplore Technologies is a registered trademark of Xplore Technologies Corporation of America.  iX104, iX104R, iX104T, Renegade, All Terrain, iX104C2 are trademarks of Xplore Technologies Corporation of America.  All other tradenames, marked or not, are the sole property of their respective owners.

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties.  Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities.  Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected.  Xplore does not intend and does not assume any obligation to update these forward-looking statements.

- See attachments -

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands of dollars)

	June 30,	March 31,
	2007	2007
ASSETS	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$2,486	$1,711
Accounts receivable	3,820	4,408
Inventory	4,529	3,639
Prepaid expenses and other current assets	500	771
	11,335	10,529
Fixed assets, net	530	585
	$11,865	$11,114

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$6,962	$5,319
Bank indebtedness	—	—
Total current liabilities	6,962	5,319
Debenture	250	250
	7,212	5,569
Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Series A Preferred Stock, par value $0.001 per share; authorized 64,000; shares issued 63,473	63	63
Series B Preferred Stock, par value $0.001 per share; authorized 10,000; shares issued 9,989	10	10
Common Stock, par value $0.001 per share; authorized 300,000; shares issued 64,905 and 64,099, respectively	65	64
Additional paid-in capital	99,012	98,469
Accumulated other comprehensive loss	(1,119)	(1,104)
Accumulated deficit	(93,378)	(91,957)
	4,653	5,545
	$11,865	$11,114

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss - Unaudited

(in thousands of dollars, except loss per common share)

	Three Months Ended
	June 30, 2007	June 30, 2006
		(Restated)
REVENUE	$7,722	$9,179
COST OF REVENUE	5,417	6,671
GROSS PROFIT	2,305	2,508

EXPENSES:
Sales, marketing and support	1,229	1,574
Product research, development and engineering	798	600
General administration	1,380	800
	3,407	2,974
LOSS FROM OPERATIONS	(1,102)	(466)

OTHER INCOME (EXPENSE)
Interest expense	(15)	(1,341)
Loss on extinguishment of debt	—	(832)
Other	10	(2)
	(5)	(2,175)
NET LOSS	$(1,107)	$(2,641)

Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	—	(501)
Dividends attributable to Preferred Shares	(314)	(80)
Net loss attributable to common shareholders	(1,421)	(3,222)

LOSS PER SHARE	(0.02)	(0.04)
Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	—	(0.01)
Dividends attributable to Preferred Shares	—	—
Loss per share attributable to common shareholders	$(0.02)	$(0.05)

Weighted average number of common shares outstanding	64,219	57,855

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows - Unaudited

(in thousands of dollars)

	Three Months Ended June 30,
	2007	2006
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITES:
Cash provided by (used in) operations:
Net loss	$(1,107)	$(2,641)
Items not affecting cash:
Depreciation and amortization	149	113
Amortization of deferred financing costs	—	979
Loss on extinguishment of debt	—	832
Stock-based compensation expense	228	60
Equity instruments issued in exchange for services	32	17
Changes in operating assets and liabilities:
Accounts receivable	588	(1,089)
Inventory	(890)	(137)
Prepaid expenses and other current assets	271	426
Accounts payable and accrued liabilities	1,598	367
Net cash provided by (used in) operating activities	869	(1,073)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(94)	(97)
Net cash used in investing activities	(94)	(97)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	—	8,925
Repayment of bank indebtedness	—	(8,686)
Proceeds from issuance of debentures	—	1,000
Net proceeds from issuance of Series A Preferred Shares	—	436
Proceeds from exercise of warrants	—	130
Net cash provided by financing activities	—	1,805

CHANGE IN CASH AND CASH EQUIVALENTS	775	635
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,711	56
CASH AND CASH EQUIVALENTS, END OF YEAR	$2,486	$691

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$15	$217
Payments for income taxes	$—	$—